Exhibit 10.5



                                IBK Capital Corp.
                               The Exchange Tower
                              130 King Street West
                             P.O. Box 451, Suite 640
                            Toronto, Ontario (Canada)
                                     M5X 1E4

                  Tel.  (416) 360-4505    Fax.  (416) 360-8513
                        E-mail: inquiries@ibkcapital.com
                               www.ibkcapital.com

October  19,  2007

Mr.  Terry  Fields
Chief  Executive  Officer
Spirit  Exploration  Inc.
118 Howe Street
Vancouver, BC V8V 4K4

Dear Terry:

In accordance with our recent discussions, IBK Capital Corp. ("IBK Capital") will endeavour to obtain for Spirit Exploration Inc. ("Spirit" or the "Company"), on terms and conditions acceptable to the Company, a private placement of up to $10.0 million of units of common shares and common share purchase warrants or some other acceptable financing arrangement (the "Financing").


1.     FEES  AND  EXPENSES

The  Company  agrees  to  pay  IBK  Capital  the  following  fees:

A non-refundable work fee of $25,000 (the "Work Fee"), $12,500 payable upon signing of this agreement and the balance within 30 days;

On the closing date thereon a commission equal to 9% of the total amount of the Financing (the "Commission"). In addition, Spirit agrees to issue to IBK Capital common share purchase warrants of the Company ("Warrants"). The number of Warrants to be issued to IBK Capital will be equal to 10% of the total amount of consideration received by the Company, divided by the offering price per share ("Offering Price") under the Financing. One Warrant entitles the holder to acquire one common share of the Company at a price equal to the Offering Price for a period of four years from the closing date of the Financing.

The Work Fee is paid to IBK Capital to partially defray its upfront internal costs of providing the services contemplated by this agreement and is not success based and is not refundable in any circumstances. The Work Fee will however be deductible from the Commission if the Financing is completed.

The Company also agrees to pay IBK Capital for any reasonable out-of-pocket expenses incurred in connection with its activities hereunder. An expense advance of $3,500 is payable upon the signing of this agreement. This advance will be primarily used for office services including long distance charges, printing, postage and other related expenses. Any travel-related expenses are to be approved in writing by the Company in advance. IBK Capital will on request provide you with a periodic accounting of all expense advances made by you.

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2.     TERM

The appointment of IBK Capital pursuant to this agreement will be effective from the date first written above and will continue for six months. This agreement may, however, be terminated or extended by the Company or by IBK Capital upon notice in writing or otherwise to the other party. It is understood that in the event of the termination or expiry of this agreement, IBK Capital retains the right to be paid any out-of-pocket expenses incurred by it and due to it pursuant to section 1 above, on or before the date of such termination or expiry.


3.     INFORMATION

The Company will furnish to IBK Capital the most up to date information concerning the Company and its assets as is available. All such information (the "Information") will be kept confidential by IBK Capital, except such of the Information as has been made public by the Company.


4.      INDEMNIFICATION

The Company agrees to notify IBK Capital promptly of any assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

The Company agrees to indemnify and hold harmless IBK Capital, its directors, employees, agents and controlling persons (each being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities and expenses, joint or several to which such Indemnified Party may become subject under any applicable Canadian Federal or Provincial law which are caused by or arise out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Information or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, or (ii) any transaction contemplated under this agreement or IBK Capital's providing the services to the Company pursuant to this agreement. However, such indemnity will not apply under this clause to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted primarily from the gross negligence or bad faith of IBK Capital in rendering the services to the Company pursuant to this agreement.

In the event IBK Capital appears as a witness in any action brought against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse IBK Capital for all reasonable expenses incurred by it in connection with so appearing and to compensate IBK Capital in an amount to be mutually agreed upon.


5.     JURISDICTION

The terms of this agreement shall be interpreted by and construed in accordance with and governed by the laws of the Province of Ontario.

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If  the  foregoing  terms correctly set forth the terms of the agreement between the Company and IBK Capital, please confirm this by signing and returning to IBK Capital the duplicate copy of this letter.

Yours  very  truly,

IBK  CAPITAL  CORP.





By  \s\ William F. White
    ------------------------
       William  F.  White
       President

Accepted  as  of  the  date  first  written  above:

SPIRIT  EXPLORATION  INC.


By  \s\ Terry Fields
    ------------------------
       Terry  Fields
       Chief  Executive  Officer



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